Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-103087 and 333-66376 on Form S-8 of First Community Capital Corporation of our reports dated January 30, 2004 and February 21, 2003, relating to the consolidated financial statements of First Community Capital Corporation as of and for the years ended December 31, 2003 and 2002, and December 31, 2002 and 2001 respectively, appearing in this Annual Report on Form 10-KSB of First Community Capital Corporation for the year ended December 31, 2003.

/s/ Harper & Pearson Company

Houston, Texas

March 30, 2004